SCHEDULE 14A INFORMATION
                      Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934
                      (Amendment No:             )

Filed by the Registrant [ X ]
Filee by a Party other than the Registrant [  ]

Check the apropriate box:
[  ] Preliminary proxy Statement
[  ] Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2)
[ X] Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                        General Signal Corporation
          (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X] $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[  ] $500 per each party to the controversy pursuant to Exchange Act
     Rule 14a-6(i)(3).
[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11.
	1)  Title of each class of securities to which transaction applies:

	2)  Aggregate number of securities to which transaction applies:

	3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4)  Proposed maximum aggregate value of transaction:

	5)  Total fee paid:

[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act
	Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	1)  Amount Previously Paid:

	2)  Form, Schedule or Registration Statement No.:

	3)  Filing Party:

	4)  Date Filed:

                                General
                                Signal


                                Notice of:


                        1995 Annual Meeting &
                           Proxy Statement




















                                                  March 21, 1995



Dear Shareholder:


     You are cordially invited to attend the Annual Meeting of Shareholders to be held on Thursday, April 20, 1995 at 10:00 A.M. at the Corporation's headquarters, One High Ridge Park, Stamford, Connecticut 06904.

     The Notice of Annual Meeting and Proxy Statement accompany this letter and provide an outline of the business to be conducted at the meeting. Also, I will report on the progress of the Corporation during the past year and answer shareholder questions.

     It is important that your shares be represented at the Annual Meeting. If you are unable to attend the meeting in person, I urge you to complete, date and sign the enclosed proxy and promptly return it in the envelope provided. Your vote is important.

                                                  Sincerely,

                        GENERAL SIGNAL CORPORATION
                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                              April 20, 1995



     The Annual Meeting of Shareholders of GENERAL SIGNAL CORPORATION (the "Corporation") will be held at the Corporation's headquarters, One High Ridge Park, Stamford, Connecticut 06904, on Thursday, April 20, 1995, at 10:00 A.M. for the following purposes:

         1.      To elect four directors;

         2.      To approve the General Signal Corporation Senior
                 Executive Incentive Compensation Plan;

         3. To approve the appointment of Ernst & Young LLP to serve as the Corporation's independent auditors for the year 1995; and

         4. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on March 9, 1995, will be entitled to vote at the meeting. A copy of the Corporation's Annual Report to Shareholders for the year 1994 has been provided to each shareholder of record.

                                       By Order of the Board of Directors



                                       EDGAR J. SMITH, JR.
                                       Vice President, General
                                       Counsel and Secretary

March 21, 1995


     It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete and return your proxy in the enclosed envelope as soon as possible.

                              PROXY STATEMENT

  TABLE OF CONTENTS                                       Page

  VOTING PROCEDURES AND SECURITY OWNERSHIP. . . . . . . . . .1

      Voting of Proxies. . . . . . . . . . .  .. . . . . .. .1
      Confidential Voting. . . . . . . . . . . .. . . . .. . 1
      Security Ownership of Certain Beneficial Holders . ..  2
      Security Ownership of Management . . . . .. . . . . ...3

  BOARD OF DIRECTORS. . . . . . . . . . . . . . . . . . . . .5

      General Board Information.  . . . . . . . . . . . . . .5
      Directors' Compensation. . .   . . . . . . . .. . . . .6

  PROPOSAL 1 - ELECTION OF DIRECTORS. . .. . . . .  . . . . .7

  EXECUTIVE COMPENSATION. . . . . . . . . . . . . . . . . ..11

    SUMMARY COMPENSATION TABLE. . . . . . . . . . . . . . . 12
    OPTION GRANTS TABLE . . . . . . .. . . .. . . . . . . . 14
    OPTION EXERCISES AND YEAR-END VALUE TABLE. . . . .  . . 16
    PENSION PLAN TABLE. . . . . . . . . . . . .. . . . .  . 17
    PERFORMANCE GRAPH ON COMPARISON OF FIVE-YEAR
     CUMULATIVE TOTAL RETURN AMONG GENERAL SIGNAL
     CORPORATION, THE S&P 500 INDEX AND THE S&P CAP
     GOODS INDEX . . . . . . . . . . . . . . . . . . . . .. 19
    REPORT OF THE PERSONNEL AND COMPENSATION
     COMMITTEE ON EXECUTIVE COMPENSATION . . . . . . .. . . 20

  PROPOSAL 2 - APPROVAL OF THE GENERAL SIGNAL
  CORPORATION SENIOR EXECUTIVE INCENTIVE
  COMPENSATION PLAN. . . . . . . . . . . . . . . . . . .  . 25

  PROPOSAL 3 - AUTHORIZATION OF APPOINTMENT OF
  INDEPENDENT AUDITORS . . . . . . . . . . . . . . . . . .. 26

  COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT . . . . 27

  OTHER MATTERS. . . . . . . . . . . . . . . . . . . . . .. 27

  SHAREHOLDER PROPOSALS. . . . . . . . . . . . . . . . . .. 27

  APPENDIX A - GENERAL SIGNAL CORPORATION SENIOR
  EXECUTIVE INCENTIVE COMPENSATION PLAN. . . . . . . . . . A-1

                           PROXY   STATEMENT

                        GENERAL SIGNAL CORPORATION
                            One High Ridge Park
                              P.O. Box 10010
                            Stamford, CT 06904

                 VOTING PROCEDURES AND SECURITY OWNERSHIP


Voting of Proxies

     Your proxy in the form enclosed is solicited by the Board of Directors of the Corporation for use at the Annual Meeting of Shareholders to be held on April 20, 1995, and all valid proxies will be voted. Except to the extent that contrary instructions are given by shareholders in the places provided for this purpose in the proxy, it is the intention of the persons named in the proxy to vote for the nominees for the Board of Directors, for the approval of the General Signal Corporation Senior Executive Incentive Compensation Plan and for the approval of the appointment of Ernst & Young LLP as independent auditors. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for the purpose of determining a quorum, but will not be counted as votes cast on such matters. A proxy may be revoked at any time prior to its use. Such revocation may be made in person at the Annual Meeting by a notice in writing delivered to the Secretary or by a proxy bearing a later date. Only shareholders of record at the close of business on March 9, 1995, will be entitled to vote at the Annual Meeting. There were 47,331,207 shares of Common Stock issued and outstanding on the record date (excluding treasury shares), each of which is entitled to one vote on each matter voted upon at the meeting. This Proxy Statement and the enclosed form of proxy were first sent to shareholders on or about March 21, 1995.

     The expense of proxy solicitation will be borne by the Corporation. Depending upon the response to the initial solicitation by mail, proxies may be solicited in person or by telephone or telegraph by officers or regular employees of the Corporation. D.F. King & Co., Inc., 77 Water Street, New York, New York 10005, has been retained by the Corporation to assist in such solicitation at a total estimated cost of $11,500.

Confidential Voting

     If a shareholder requests confidentiality on the proxy card or ballot, the shareholder meeting proxies, ballots and voting tabulations that identify the particular vote of the shareholder will be held permanently confidential except as necessary to meet applicable legal requirements. The tabulators and inspectors of election for the meeting are employees of The Bank of New York and are, therefore, independent. The Corporation has an agreement with the tabulators and inspectors of election requiring them to comply with the Corporation's confidential voting policy.

Security Ownership of Certain Beneficial Holders

     The following table sets forth information based upon the Corporation's records and Securities and Exchange Commission filings with respect to each person known to be the beneficial owner of more than 5% of the Common Stock of the Corporation as of December 31, 1994.

Name and Address of            Amount and Nature of
Beneficial Owner               Beneficial Ownership          Percent of Class

J. P. Morgan & Co., Incorporated   3,645,637 shares (1)       7.75%
   60 Wall Street
   New York, NY  10260-0060

 College Retirement Equities Fund  3,262,200 shares (2)       6.93%
   730 Third Avenue
   New York, NY  10017-3206

American Express Financial
Advisors Inc.                      3,259,968 shares (3)       6.92%
    IDS Tower 10
    Minneapolis, MN  55440-0010

General Signal Corporation Savings
         and                       2,353,271 shares (4)       5.00%
Stock Ownership Plan (the "Savings Plan"),
the trustee of which is The Chase Manhattan
Bank, N.A.
   1 Chase Manhattan Plaza
   New York, NY  10081

Notes:
(1) J. P. Morgan & Co., Incorporated has sole voting power with respect to 1,745,493 shares, shared voting power with respect to 3,334 shares, sole dispositive power with respect to 3,642,260 shares and shared dispositive power with respect to 3,377 shares.

(2) College Retirement Equities Fund has sole voting power and sole dispositive power with respect to 3,262,200 shares.

(3) American Express Financial Advisors Inc. has shared voting power with respect to 715,000 shares, and shared dispositive power with respect to 3,259,968 shares.

(4) The Chase Manhattan Bank, N.A., as trustee of the Savings Plan, will vote the shares as instructed by participants, and shares for which no instructions have been received will be voted by the trustee in the same proportion as the shares for which instructions have been received.

Security Ownership of Management

     The following table shows the number of shares of Common Stock of the Corporation and "stock units" with the value tied to the value of the Common Stock beneficially owned as of March 1, 1995 (unless otherwise noted) by each director, each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group. All directors and executive officers as a group owned 2.51% of the outstanding Common Stock on that date.

 Name                                Shares                Stock
                                     Owned(1)              Units(2)

Ralph E. Bailey                      5,189                    -

Van C. Campbell                      2,000(3)                 -

Edmund M. Carpenter                343,826                 2,584

Ronald E. Ferguson                   2,452                 6,004

Joel S. Friedman                   131,723(4)                792

John P. Horgan                       9,721(3)                 -

C. Robert Kidder                     1,000                    -

Richard J. Kogan                     1,000                    -

Peter A. Laing                     150,534                   733

Michael D. Lockhart                125,000                   104

Stephen W. Nagy                    154,136                 1,032

Nathan R. Owen                      57,020(3)                 -

Roland W. Schmitt                    1,592(3)                 -

John R. Selby                        4,305(3)                 -

Edgar J. Smith, Jr.                 45,481                   466

All directors and executive
officers as a group (22 persons) 1,186,772(5),(6)         14,644

                       (Footnotes on next page)

(Footnotes for preceding page)

Notes:

     (1) The figures shown include the interest of executive officers of the Corporation in an aggregate of 64,756 shares of Common Stock held by the trustee under the Corporation's Savings Plan as of December 31, 1994 and include the following shares of Common Stock which the persons listed have the right to acquire as of March 1, 1995 or within 60 days of that date through the exercise of stock options: Edmund M. Carpenter (278,261); Joel S. Friedman (112,198); Peter A. Laing (140,815); Stephen W. Nagy (140,875);
Edgar J. Smith, Jr. (25,034); and all directors and executive officers as a group (791,655).

     (2) For the executive officers, the "stock units" represent compensation deferred and credited as "phantom stock units" under the Corporation's Deferred Compensation Plan (see pages 23 and 24 for a description of this Plan). For Ronald E. Ferguson, the "stock units" represent director fees deferred to his share-denominated account under the Corporation's Deferred Compensation Plan for Directors (see page 6 for a description of this Plan). Under both Plans, the value of the "stock units" at the time of distribution will be based on the market value of the Corporation's Common Stock, but the deferred amounts will be paid in cash.

     (3) Messrs. Campbell, Horgan, Owen, Schmitt and Selby have elected to defer all or part of their cash compensation as directors and to receive in lieu thereof restricted stock under the Corporation's 1992 Stock Incentive Plan (see page 6 for a description of this Plan as it applies to non-employee directors). The figures shown include the shares of restricted stock with respect to which the holders have sole voting power, but no investment power, during the restricted period as follows: Van C. Campbell (1,200); John P. Horgan (1,721); Nathan R. Owen (3,116); Roland W. Schmitt (592); and John R. Selby (3,705).

     (4) Includes 5,200 shares owned by the wife of Joel S. Friedman with respect to which he does not disclaim beneficial ownership.

     (5) Includes 3,000 shares of restricted stock held by Edgar J. Smith, Jr. and 143,540 shares of restricted stock held by eight current executive officers not named in the Summary Compensation Table with respect to which the holders have sole voting power, but no investment power during the restricted period.

     (6) Includes 200 shares owned by the children of an executive officer not named in the Summary Compensation Table with respect to which he does not disclaim beneficial ownership.

                                   BOARD OF DIRECTORS

General Board Information

     The Board of Directors currently numbers eleven persons and is divided into three classes with the directors in each class serving for a term of three years. The term of office of one class of directors expires each year in rotation so that one class is elected at each Annual Meeting for a full three-year term. Directors elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) may be elected only for a term expiring at the next Annual Meeting.

     Regularly scheduled meetings of the Board of Directors are currently held seven times each year, and additional special meetings are called whenever necessary. In 1994 there were eleven meetings of the Board. The Board's current policy is to consider dividend action in March, June, September and December.

     The Board of Directors has established an Audit Committee, an Employee Benefits Committee, an Executive Committee, a Personnel and Compensation Committee and a Committee on Directors. Except for Edmund M. Carpenter, who serves on the Executive Committee, the directors serving on these committees are non-employee directors.

     The members of the Audit Committee are John R. Selby (Chairman), Van C. Campbell, C. Robert Kidder and Richard J. Kogan. This Committee discusses audit and financial reporting matters with both management and the Corporation's independent auditors. To ensure complete independence, the auditors meet with the Audit Committee both with and without the presence of management representatives. The Audit Committee met four times in 1994.

     The members of the Employee Benefits Committee are John P. Horgan (Chairman), Van C. Campbell, C. Robert Kidder, Nathan R. Owen and Roland W. Schmitt. The Employee Benefits Committee provides guidance to the Corporate Pension Board as requested and reviews the actions of the Corporate Pension Board, which is an internal committee having overall responsibility for benefits planning and administration. The Employee Benefits Committee met four times in 1994.

     The members of the Executive Committee are Nathan R. Owen (Chairman), Ralph E. Bailey, Edmund M. Carpenter, Ronald E. Ferguson, John P. Horgan and John R. Selby. The Executive Committee has the authority to exercise in the interim periods between meetings of the Board of Directors all of the rights, powers and duties of the Board of Directors, except those that cannot lawfully be delegated. The Executive Committee did not meet in 1994.

     The members of the Personnel and Compensation Committee are Ronald E. Ferguson (Chairman), Ralph E. Bailey, John P. Horgan, Richard J. Kogan and John R. Selby. The Personnel and Compensation Committee assists the Board of Directors in overseeing the compensation of the executive officers and, through liaison with the Board, administers the executive compensation programs. The Personnel and Compensation Committee met five times in 1994.

     The members of the Committee on Directors are Ralph E. Bailey (Chairman), Ronald E. Ferguson, and Roland W. Schmitt. The responsibilities of the Committee on Directors include making recommendations to the Board with regard to Committee structure, compensation and benefits for directors, the qualifications of directors and candidates for election as directors. In addition, the Committee on Directors is responsible for reviewing the performance and succession of the Chief Executive Officer. The Committee on Directors recommended that the Board nominate the four persons whose names and biographical summaries appear on succeeding pages for election as directors. The Committee on Directors met one time in 1994.

     Any shareholder entitled to vote at a meeting may nominate persons for election as directors if written notice of such intent is delivered or mailed, postage prepaid, and received by the Secretary at the principal executive offices of the Corporation not less than 45 days nor more than 60 days prior to such meeting. In the event less than 55 days prior public disclosure of the meeting date is made to shareholders, or if the only public disclosure of the meeting date is made by written notice, a shareholder's notice must be received no later than the close of business on the tenth day following the day such notice of the meeting date was mailed or public disclosure was made. The shareholder notice must include the following information about the proposed nominee: (a) name, age, and business and residence addresses; (b) principal occupation or employment; (c) class and number of shares or securities of the Corporation beneficially owned; and (d) any other information required to be disclosed in solicitations of proxies pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended, including the proposed nominee's written consent to being named in the proxy and to serving if elected. The notice must also include information on the shareholder making the nomination, such as name and address as it appears on the Corporation's books and the class and number of shares of the Corporation beneficially owned. The nomination of any person not made in compliance with the foregoing procedures shall be disregarded.

Directors' Compensation

     Employee directors receive no fees or compensation for services as members of the Board of Directors. Directors who are not employees currently receive fees consisting of an annual retainer of $20,000 for Board service and an annual retainer of $3,000 for each Board Committee of which the director is Chairman. In addition, each non-employee director receives an attendance fee of $1,200 for each Board meeting attended, $1,000 for each Board Committee meeting attended and reimbursement for expenses incurred in connection with such meetings.

     Under the Corporation's 1992 Stock Incentive Plan, each non-employee director may elect to defer all or part of his cash compensation as a director and to receive in lieu thereof restricted stock subject to a five-year restriction period. In consideration for foregoing cash compensation, the value of the restricted shares is 10% greater than the amount of the director's cash compensation elected to be deferred. Five directors elected to defer compensation for 1994 under this Plan.

     The Corporation has a Deferred Compensation Plan for Directors which permits the deferral, at the option of the director, of all or part of the compensation he receives for his services as a director. Compensation so deferred may be denominated in dollar amounts or in units based on the value of shares of Common Stock of the Corporation. Share-denominated accounts are credited with dividends when paid, and dollar amounts bear interest based on the annual yield for long-term U.S. government bonds. Deferred amounts become payable in cash in a lump sum in an amount equal to the value of the cash or units then credited to the director's account or in installments over such period and commencing at such time as the director may elect. One director elected to defer compensation for 1994 under this Plan.

     The Corporation has a retirement plan for non-employee directors who retire from the Board with one or more years of service as a non-employee director. The annual benefits payable to a director for his lifetime on and after reaching age 65 are equal to 10% of the annual Board retainer (exclusive of any committee compensation) in effect at the time of such director's retirement for each year of service as a non-employee director, to a maximum of 100%.

     The Corporation pays the premiums on indemnity and liability insurance, fiduciary insurance and business travel accident insurance policies which provide coverage for the directors.

     The directors are eligible to participate in the Corporation's Matching Gifts to Education Program. Under this program, a minimum of $25 up to a maximum of $5,000 per eligible institution is matched. The maximum permissible annual participation per director is $5,000.

     The Corporation has a Director's Charitable Award Program funded by life insurance policies on directors as part of its overall program of charitable giving. Beginning at the death of a director, the Corporation will donate $100,000 per year for ten years to the educational institutions recommended by the director. To be eligible to receive a donation, a recommended institution must be eligible to receive matching gifts under the Corporation's Matching Gifts to Education Program. During 1994, the Corporation paid $358,825 in premiums for these policies. A director may not personally benefit from any recommended donation or use a donation in satisfaction of any currently outstanding or future pledge or obligation of the director to the recommended institution. All directors are eligible to participate in the program.

     The Corporation has a consulting agreement with Nathan R. Owen, who retired from the Corporation at normal retirement age on June 1, 1984, providing for a consulting fee of $50,000 per year for the original seven-year term of the agreement. This agreement was renewed for the period June 1, 1994 through May 31, 1995.

                    PROPOSAL 1 - ELECTION OF DIRECTORS

     Nathan R. Owen, who has served as a director since 1960 and whose term of office will expire at the Annual Meeting, is not standing for re-election this year. Mr. Owen was Chairman of the Executive Committee of the Corporation since 1980 and previously was Chairman and Chief Executive Officer of the Corporation from 1962 to April 1984. Mr. Owen has given unselfishly of his time and attention to corporate matters, and his strategic vision and leadership contributed significantly to the development and success of the Corporation. For his extraordinary service, the Board will be appointing Mr. Owen Chairman Emeritus.

     At the meeting, four directors are to be elected to hold office until the 1998 Annual Meeting of Shareholders. All of the nominees are currently directors. There is no cumulative voting, and directors will be elected by a plurality of the votes cast at the Annual Meeting either in person or by proxy. The remaining directors of the Corporation will continue to serve in accordance with their previous election.

     Unless authority is withheld by the shareholders, it is the intention of the persons named in the enclosed proxy to vote for the nominees listed and, in the event any nominees are unable or decline to serve, to vote for the balance of the nominees and for substitutes selected by the Board of Directors. The name, principal occupation and other information concerning each director are set forth on pages 8, 9, 10 and 11.

 The Board of Directors recommends that shareholders vote FOR the nominees.

                        NOMINEES FOR WHOM PROXIES
                               WILL BE VOTED

Nominees for Directors for
Terms to Expire in 1998

              VAN C. CAMPBELL

              Director Since: 1992

              Age:  56

Vice Chairman for Finance and Administration since 1983 and a director of Corning Incorporated. Previously Senior Vice President and General Manager-Consumer Products Division from 1981 to 1983, Senior Vice President-Finance from 1980 to 1981, Vice President-Finance from 1975 to 1980, Vice President-Treasurer from 1972 to 1975 and previously held various management positions since joining Corning Incorporated in 1965. Also a director of Armstrong World Industries, Inc., Corning International Corporation and Dow Corning Corporation.


              EDMUND M. CARPENTER

              Director Since:  1988

              Age:  53

Chairman and Chief Executive Officer of the Corporation since May 1988. Previously Director, President and Chief Operating Officer of ITT Corporation from 1985 to 1988. Also a director of Campbell Soup Company, Dana Corporation and Texaco Inc.

              RICHARD J. KOGAN

              Director Since: 1992

              Age: 53

President and Chief Operating Officer since January 1986 and a director of Schering-Plough Corporation. Previously Executive Vice President (Pharmaceutical Operations) from 1982 to 1986. Also a director of Atlantic Reinsurance Company, Centennial Insurance Company, National Westminster Bancorp, Inc., and a Trustee of the Atlantic Mutual Insurance Company.

Nominees for Directors for
Terms to Expire in 1998 (Continued)


              MICHAEL D. LOCKHART

              Director Since:  1994

              Age:  45

     President and Chief Operating Officer and director of the Corporation since October 1994. Previously Vice President and General Manager from 1992 to 1994 of Commercial Engines and Services, a business of General Electric Company that manufactures and services commercial aircraft engines, Vice President and General Manager of Transportation Systems from 1989 to 1992; Vice President, Finance and Business Development, GE Aircraft Engines from 1987 to 1989; and previously held various other management positions since joining General Electric Company in 1981. Previously a Vice President of The Boston Consulting Group.



              DIRECTORS WHOSE TERMS OF OFFICE
              DO NOT EXPIRE AT THIS MEETING

Continuing Directors Whose
Terms Expire in 1996

              RALPH E. BAILEY

              Director Since:  1982

              Age:  71

     Chairman and Chief Executive Officer of American Bailey Corporation, a private holding company, since April 1987; Chairman of United Meridian Corporation, a publicly traded company engaged in making equity investments in the oil and gas industry. Former Chairman and Chief Executive Officer of Conoco Inc. from 1979 to March 1987 and Vice Chairman of E.I. du Pont de Nemours & Company from 1981 to March 1987. Also a director of The Williams Companies, Inc. and Rowan Companies, Inc.

Continuing Directors Whose
Terms Expire in 1996 (Continued)


              JOHN P. HORGAN

              Director Since:  1971

              Age:  71
Private investor since 1971. Previously a General Partner of J. H. Whitney & Co., a private investment company, and also served as a director of the Corporation from 1960 to 1967. Also a director of DTX Corporation.


              ROLAND W. SCHMITT

	         Director Since:  1987

              Age:  71
President Emeritus since July 1993 and President of Rensselaer Polytechnic Institute from March 1988 to July 1993. Previously Senior Vice President-Science and Technology of General Electric Company from 1986 to February 1988, Senior Vice President for Corporate Research and Development from 1982 to 1986, Vice President for Corporate Research and Development from 1978 to 1982 and previously held various other management positions since joining General Electric Company in 1951. Also a member and former Chairman of the National Science Board and former Councillor of the National Academy of Engineering.


Continuing Directors Whose
Terms Expire in 1997


              RONALD E. FERGUSON

              Director Since:  1986

              Age:  53
Chairman and Chief Executive Officer since 1987 and President of General Re Corporation from 1983 to March 1, 1995; and previously held various other management positions since joining General Re Corporation/General Reinsurance Corporation in 1969. Also a director of Colgate-Palmolive Company.

Continuing Directors Whose
Terms Expire in 1997 (Continued)

              C. ROBERT KIDDER

              Director Since:  1992

              Age:  50
Chairman and Chief Executive Officer of Borden, Inc. since January 11, 1995; Chairman of the Board of Duracell International, Inc. from October 1994 to January 10, 1995; Chairman of the Board and Chief Executive Officer of Duracell International, Inc. from April 1992 until October 1994; Chairman of the Board, President and Chief Executive Officer of Duracell International, Inc. from August 1991 until April 1992; President and Chief Executive Officer of Duracell International, Inc. from June 1988 until August 1991; and President, Duracell Inc., a subsidiary of Kraft Inc., from 1984 to June 1988. Also a director of Dean Witter, Discover & Co. and Duracell International, Inc.


              JOHN R. SELBY

              Director Since:  1986

              Age:  65
Former Chairman from 1986 to November 1993 and Chief Executive Officer from 1971 to November 1993 of SPS Technologies, Inc. Previously President and Chief Executive Officer of SPS Technologies, Inc. from 1971 to 1986; President of U.S. Motors Division of Emerson Electric Company from 1969 to 1971; Vice President - Manufacturing of Emerson Electric Company from 1968 to 1969; and Vice President - European Operations of The Trane Company from 1966 to 1968. Also a director of Berwind Industries, Inc.


                          EXECUTIVE COMPENSATION

     The following disclosure and discussion of executive compensation is intended to provide shareholders with an understanding of the Corporation's executive compensation program and actions affecting the compensation of the Chairman and Chief Executive Officer. Included are:

      the Summary Compensation Table;

      the Option Grants Table;

      the Option Exercises and Year-End Value Table;

      the Pension Plan Table;

      the Performance Graph on Comparison of Five-Year Cumulative Total Return among General Signal Corporation, S&P 500 Index and the S&P Cap Goods Index; and

      the Report of the Personnel and Compensation Committee on Executive Compensation.

                            SUMMARY COMPENSATION TABLE
The following table shows compensation information for each of the Corporation's five highest paid executive officers for services in all capacities during 1994, 1993 and 1992.

                           Annual Compensation              Long term Compensation
                                                                       Awards
Name and Principal
Position           Year   Salary   Bonus    Total (Salary   Other   Re-      Option    All other
                          ($)      ($) (1)  & Bonus)($)     Annual  stricted Grants    Compensation
                                                            Com-    Stock    (#)       ($)
                                                            pensa-  Awards
                                                            tion    ($) (2)
                                                            ($)
Edmund M.Carpenter 1994   $776,923 $600,000 $1,376,923      ---     ---      100,000(3)$ 6,000(5)
Chairman of the                                                               74,024(4)$43,077(6)
Board and Chief    1993   $733,654 $450,000 $1,183,654      ---     ---       87,500(3)$ 9,434(5)
Executive Officer                                                             17,500(4)$ 8,077(6)
                   1992   $725,577 $420,000 $1,145,577      ---     ---      ---       $ 9,154(5)

Joel S. Friedman   1994   $321,769 $230,000 $  551,769      ---     ---       30,000(3)$ 6,000(5)
Senior Vice                                                                   21,673(4)$14,111(6)
President-         1993   $305,154 $181,000 $  486,154      ---     ---       27,500   $ 9,434(5)
Operations                                                                             $ 3,338(6)
                   1992   $300,481 $182,000 $  482,481      ---     ---      ---       $ 9,154(5)

Peter A. Laing     1994   $310,000 $221,340 $  531,340      ---     ---       30,000(3)$ 6,000(5)
Senior Vice                                                                    6,519(4)$13,320(6)
President-         1993   $291,769 $173,000 $  464,769      ---     ---       27,500(3)$ 9,434(5)
Operations                                                                             $ 3,194(6)
                   1992   $300,481 $182,000 $  482,481      ---     ---      ---       $ 9,154(5)

Stephen W. Nagy    1994   $307,981 $219,898 $  527,879      ---     ---       30,000(3)$ 6,000(5)
Senior Vice                                                                            $12,999(6)
President-         1993   $281,365 $167,000 $  448,365      ---     ---       27,500(3)$ 9,434(5)
Finance and Chief                                                                      $ 3,069(6)
Financial Officer  1992   $279,981 $170,000 $  449,981      ---     ---      ---       $ 9,154(5)

Edgar J. Smith,Jr. 1994   $197,958 $106,000 $  303,958      ---     $95,625    9,000(3)$ 6,000(5)
Vice President,                                                               19,288(4)$ 5,282(6)
General Counsel    1993   $188,569 $ 84,000 $  272,569      ---     ---        6,750(3)$ 9,434(5)
and                                                                                    $ 1,469(6)
Secretary          1992   $186,335 $ 84,000 $  270,335      ---     ---      ---       $ 9,154(5)

Notes:
___________
     (1) The bonus represents the amounts paid under the Corporation's Incentive Compensation Plan for services rendered during the specified calendar year. Such payments are made in the first quarter of the calendar year following the year in which the compensation was earned, i.e., the amount reported for 1994 reflects the amount earned for 1994 but paid in 1995 (see page 22 for a description of this Plan).
     (2) The amount listed represents the value ($95,625) of the restricted stock awarded to Edgar J. Smith, Jr. on December 8, 1994 and is based on the closing market value on such date.
                                   (Footnotes continued on following page)

(Footnotes continued from preceding page)

     During 1994, 1993 and 1992, an aggregate of 35,950 shares of restricted stock was awarded to certain employees, including the 3,000 shares to Mr. Smith and 9,200 shares to six current executive officers not named in the Summary Compensation Table. The shares covered by the awards granted in 1994 vest at a rate of 33 1/3% per year over a three- year period and the awards granted in 1993 and 1992 vest at a rate of 20% per year over a five-year period. During the restricted period, the holders of restricted stock have the right to vote the shares and to receive any cash dividends. At December 31, 1994, an aggregate of 3,000 shares of restricted stock with a market value of $95,625 was held by Mr. Smith and 8,540 shares were held by six current executive officers not named in the Summary Compensation Table with an aggregate value of $272,212. The figures in this footnote reflect the two-for-one stock split on July 7, 1993.

     The restricted stock agreements for the executive officers and certain other corporate employees generally provide that immediately preceding a Change in Control, the unvested restricted stock will be forfeited and the holder will be paid cash equal to the product of the number of shares of unvested restricted stock and the Change in Control price. Payment on the unvested stock would be made on the vesting schedule dates under the restricted stock agreements; provided, however, that any remaining balance would vest and be paid out in full in the event of Involuntary Termination, as defined in the agreements.

     (3) During 1994, 1993 and 1992, an aggregate of 779,000 shares subject to "new" stock options was granted to executive officers and Unit Presidents. The "new" stock options granted in 1994 and 1993 are all exercisable at a price equal to 100% of the fair market value on the date of grant (see footnote (4) for the replacement options). All of these options are subject to a four-year vesting schedule.

     Only one "new" option was granted in 1992 to an executive officer not named in the Summary Compensation Table.

     The Corporation has never repriced stock options.

     The stock option agreements for the executive officers and certain other corporate employees generally provide that immediately preceding a Change in Control, the stock options will be cancelled and the optionee will be paid cash equal to the difference between the option price and the Change in Control price. Payment for vested options would be made on the date of the Change in Control. Payment for unvested options would be made on the vesting schedule dates under the option agreements; provided, however, that any unvested options would be paid out in full upon Involuntary Termination, as defined in the agreements.

     (4) During 1994 and 1993, an aggregate of 152,067 shares subject to "replacement" stock options was granted to executive officers. For a description of the "replacement" options, see footnote (3) on page 15.

     (5) This represents the Corporation's matching contributions under the Savings Plan which are invested in Common Stock of the Corporation. Under the Savings Plan, eligible employees may save between 3% and 17% of their pay on a combined before- and after-tax basis subject to varying limitations on contributions to ensure compliance with the Internal Revenue Code (the "Code"). Eligible employees must elect to contribute a minimum of 3% of pay to participate. The Corporation contributes an amount equal to 3% of the pay of each employee who is actively participating in the Savings Plan after completing one year of service. The 3% contribution rate for the Corporation's contributions is increased to 4% if employee before-tax contributions of at least 3% of pay are invested in the fund primarily invested in shares of Common Stock of the Corporation.

     (6) This represents the Corporation's matching contributions under the Corporation's Deferred Compensation Plan which are invested in "phantom stock units" (see pages 23 and 24 for a description of this Plan).

                               OPTION GRANTS TABLE

     The following table shows the individual grants of options that were made in 1994 to each of the executive officers named in the Summary Compensation Table and the potential value at stock price appreciation rates of 0%, 5% and 10%, over the term of the options. The potential value of all outstanding shares of Common Stock held by the Corporation's shareholders as of December 31, 1994 at the same appreciation rates is also shown. The 5% and 10% rates of appreciation are required to be disclosed by the Securities and Exchange Commission and are not intended to forecast possible future actual appreciation, if any, in the Corporation's stock prices. The actual value of the stock options to the executive officers will depend on the future price of the Corporation's Common Stock. The stock options will have no value to the executive officers if the price of the Corporation's Common Stock does not increase above the exercise price of the option.

                                                           Potential Realizable Value
                                                           at Assumed Annual Rates of
                                                           Stock Price Appreciation for
                                                           Option Term
                                     Individual Grants

                    Number of   % of Total  Exercise Expir-
                    Securities   Options    or       ation
                    Underlying  Granted to  Base     Date
                    Options     Employees   Price
                    Granted     in          ($/Sh)
Name                (#)(1)      1994                          0%($)  5%($)       10%($)
Edmund M. Carpenter 100,000(2)  16.0883%    $31.880  12/8/04  $0   $    2,005,263 $ 5,081,930
                     17,875(3)   2.8757%    $35.375  2/21/01  $0          258,997     604,168
                     17,641(3)   2.8381%    $32.250  2/21/01  $0          223,761     518,614
                     18,114(3)   2.9142%    $34.000  2/21/01  $0          231,181     531,991
                     10,659(3)   1.7148%    $36.125  2/21/01  $0          138,140     315,769
                      9,735(3)   1.5662%    $36.125  10/20/98 $0           74,591     160,399
Joel S. Friedman     30,000(2)   4.8265%    $31.880  12/8/04  $0          601,579   1,524,579
                      1,946(3)    .3130%    $35.375  12/10/97 $0           14,167      30,383
                      2,274(3)    .3658%    $35.375  10/17/95 $0            6,899      14,028
                      2,803(3)    .4509%    $35.375  10/23/96 $0           13,989      29,162
                      2,445(3)    .3933%    $35.375  2/21/01  $0           35,426      82,640
                     12,205(3)   1.9635%    $36.375  2/21/01  $0          165,426     380,255
Peter A. Laing       30,000(2)   4.8265%    $31.880  12/8/04  $0          601,579   1,524,579
                      2,803(3)    .4509%    $35.375  10/23/96 $0           13,989      29,162
                      1,982(3)    .3188%    $36.375  12/10/97 $0           12,557      26,561
                      1,734(3)    .2789%    $36.375  2/12/97  $0            8,067      16,718
Stephen W. Nagy      30,000(2)   4.8265%    $31.880  12/8/04  $0          601,579   1,524,579
Edgar J. Smith,Jr.    9,000(2)   1.4479%    $31.880  12/8/04  $0          180,474     457,374
                      1,441(3)    .2318%    $35.375  12/10/97 $0           10,491      22,498
                      1,838(3)    .2957%    $35.375  10/23/96 $0            9,173      19,122
                      5,363(3)    .8628%    $35.375  2/21/01  $0           77,706     181,267
                      5,597(3)    .9004%    $35.000  2/21/01  $0           73,641     169,499
                      5,020(3)    .8076%    $35.000  10/20/98 $0           39,957      86,490
                         29(3)    .0046%    $35.000  10/19/99 $0              293         651

All Shareholders         N/A       N/A        N/A      N/A    $0   $943,387,576(4)$2,390,823,408(4)

                                                       (Footnotes on next page)

(Footnotes for preceding page)
________

Notes:

     (1) Options are exercisable at prices equal to 100% of the fair market value on the date of grant.

     (2) The "new" options granted in 1994 may be exercised during a period that begins one year after the date of grant and ends ten years after the date of grant and are subject to a four-year vesting schedule.

     (3) Each of these represents a "replacement" ("reload") option which is an option granted when an optionee exercises a stock option by surrendering shares of Common Stock which the optionee already owns in payment of the exercise price. The "replacement" option covers the number of shares surrendered in the option exercise (including shares for applicable taxes) and has an exercise price equal to the market price on the date of exercise of the original option. The expiration date of the "replacement" option is the same as the expiration date of the option that was exercised. The "replacement" option becomes exercisable one year from the date the original option was exercised; provided, however, that the "replacement" option will be forfeited if the shares acquired on the exercise of the original option are sold for cash prior to holding them for at least one year.

     (4) These amounts represent the growth in total shareholder value for a ten-year period at 5% and 10% annually, using a base price of $31.875 and 47,052,960 shares of Common Stock outstanding as of December 31, 1994 (excluding treasury shares). The percentage relationship of the potential realizable value for all the executive officers named in the Summary Compensation Table to that of all shareholders is .57%.

                 OPTION EXERCISES AND YEAR-END VALUE TABLE

     The following table summarizes 1994 information relating to exercised and unexercised options for each executive officer named in the Summary Compensation Table.

                                       Number of Secur-  Value of Unexercised
                                       ities Underlying  In-the-Money Options
                                       Unexercised Op-   at December 31, 1994
                                       tions Held at     ($)based on $31.875
                     Aggregated Option December 31,      closing per share
                     Exercises in      1994              stock price (1)
                       1994
                     Shares    Value   Exer-   Unexer-  Exercis-  Unexercis-
                     Acquired  Realiz- cis-    ercis-   able      able
                     on Ex-    ed ($)  able    able     ($)       ($)
                     ercise    (1)     (#)     (#)
Name                 (#)

Edmund M. Carpenter  90,313 $1,035,842  227,421  359,649 $1,190,850 $197,500

Joel S. Friedman     27,484  $382,806    97,771  120,298   $608,279 $ 79,000

Peter A. Laing        8,319  $118,648   114,012  105,144   $759,190 $ 79,000

Stephen W. Nagy         0       $0      116,875   98,625   $742,930 $ 79,000

Edgar J. Smith, Jr.  23,474  $292,522    20,521    49,351  $100,385 $ 26,330


_____________

Note:
(1) Market value of shares of Common Stock at exercise or at December 31, 1994 minus the exercise price.

                            PENSION PLAN TABLE

     The following table shows the estimated annual retirement benefits payable based on the formula under the Corporate Retirement Plan of General Signal Corporation (the "Corporate Retirement Plan") and the Benefit Equalization Plan. This table assumes the normal retirement age of 65 for specified earnings and years of service, and that the employee will elect a straight-life annuity rather than one of the various survivor options. The annual retirement benefits payable under any alternative survivor option will be lower than the amounts shown in the table.

     As permitted by the Code and the Employee Retirement Income Security Act of 1974, to the extent that benefits must be reduced under the Corporate Retirement Plan due to limitations prescribed under Sections 401(a)(17)and 415 of the Code, the Corporation is authorized to pay retirement benefits out of the general funds of the Corporation under a non-qualified Benefit Equalization Plan. Benefits are calculated to equal the reduction.

     Amounts shown are the benefits based on the current Covered Compensation amount of $24,600 applicable to 1994. Earnings covered by the Corporate Retirement Plan and the Benefit Equalization Plan for the executive officers named in the Summary Compensation Table correspond with the total (salary and bonus) column shown in the Summary Compensation Table. Benefits for eligible employees are computed under a formula integrated with Social Security based upon years of service and average earnings during the five consecutive years of highest earnings during the employee's service with the Corporation.

                   Estimated Annual Retirement Benefits

Average                  Total Projected Years of Service
Annual
Earnings        10       15       20          25        30      35


$   200,000    28,770    45,655    62,540    79,425    96,310   111,310
    400,000    58,770    93,155   127,540   161,925   196,310   226,310
    600,000    88,770   140,655   192,540   244,425   296,310   341,310
    800,000   118,770   188,155   257,540   326,925   396,310   456,310
  1,000,000   148,770   235,655   322,540   409,425   496,310   571,310
  1,200,000   178,770   283,155   387,540   491,925   596,310   686,310
  1,400,000   208,770   330,655   452,540   574,425   696,310   801,310
  1,600,000   238,770   378,155   517,540   656,925   796,310   916,310

Note:
(1) As of December 31, 1994, the years of credited service for the executive officers named in the Summary Compensation Table were as follows: 13.7 years for Edmund M. Carpenter; 22.1 years for Joel S. Friedman; 19.3 years for Peter A. Laing; 12.3 years for Stephen W. Nagy; and 34.9 years for Edgar J. Smith, Jr. The foregoing years of credited service include seven additional years of service recognized under employment agreements with Edmund M. Carpenter and Stephen W. Nagy, and, in the case of Edmund M. Carpenter, pension benefits from his previous employer will be an offset against the pension benefits payable to him by the Corporation.

     The Corporation has a Change in Control Severance Pay Plan for executive officers providing for a lump sum payment equal to thirty-six months of compensation in the event of Involuntary Termination within two years after a Change in Control as such terms are defined in the Plan. In addition, the executive officers will continue to receive all benefits applicable to active salaried employees for a period of thirty-six months following Involuntary Termination. This Plan also covers certain other key employees but at different levels of benefits than the foregoing.

     The Corporation has an agreement with Peter A. Laing, who relinquished his position as Senior Vice President - Operations in January 1995, to provide certain services for the Corporation until December 31, 1997. The agreement provides that Mr. Laing will continue as an employee until March 31, 1997. Mr. Laing will be paid an aggregate salary of $211,159 for 1995, $202,174 for 1996, and $77,500 for the first three months of 1997 and will be covered by the terms of the Corporation's benefit plans during such period and will be permitted to retain his company automobile. Mr. Laing has also agreed to provide certain consulting services to the Corporation upon his retirement on April 1, 1997 until December 31, 1997 for a fixed fee of $50,000 plus expenses.

     The Corporation has an agreement with Stephen W. Nagy, who relinquished his position as Senior Vice President - Finance and Chief Financial Officer in January 1995. The agreement provides that Mr. Nagy will continue as an employee until July 31, 1996. Mr. Nagy will be paid an aggregate salary of $310,000 for 1995, and $180,833 for the first seven months of 1996 and will be covered by the Corporation's benefit plans during such period and will be permitted to retain his company automobile. In addition, if Mr. Nagy is unemployed as of August 1, 1996, he will be eligible to receive up to an additional six months of salary as long as he remains unemployed at the monthly rate of $25,833.

               PERFORMANCE GRAPH ON COMPARISON OF FIVE-YEAR
                      CUMULATIVE TOTAL RETURN AMONG
             GENERAL SIGNAL CORPORATION, THE S&P 500 INDEX AND
                          THE S&P CAP GOODS INDEX

     The following graph sets forth a five-year comparison of total cumulative return for the Common Stock of the Corporation, the S&P 500 Index and the S&P Cap Goods Index. It assumes $100 invested on December 31, 1989 in the Common Stock of the Corporation, the S&P 500 and the S&P Cap Goods Index. Total return assumes the reinvestment of dividends quarterly and a fiscal year ending December 31.

           Comparison of Five Year Cumulative Return
  Among General Signal Corporation, S&P Cap Goods and S&P 500

Measurement Period      General Signal   S&P Cap Goods      S&P 500
(Fiscal Year Covered    Corporation

Measurement Pt-12/31/89     $100.00        $100.00           $100.00

FYE 12/31/90                  81.86          96.99             96.99
FYE 12/31/91                 119.03         110.42            126.21
FYE 12/31/92                 141.23         120.17            135.80
FYE 12/31/93                 163.58         137.64            149.57
FYE 12/31/94                 155.59         148.14            151.41

           REPORT OF THE PERSONNEL AND COMPENSATION COMMITTEE ON
                          EXECUTIVE COMPENSATION

Introduction

     The Personnel and Compensation Committee of the Board of Directors (the "Committee") assists the Board of Directors in overseeing the compensation of the executive officers and administers the executive compensation programs. The Committee is composed of five independent, non-employee directors. The Committee reviews the compensation of the executive officers and makes recommendations to the Board of Directors with respect to the compensation of the Chairman and Chief Executive Officer, the President and Chief Operating Officer and the executive officers reporting to either of them. The Committee meets in executive session to evaluate the performance of such individuals and reports on that evaluation to the independent directors of the Board. In addition, the Committee has available to it, and does employ, the services of an independent consultant on compensation and benefit matters.

     The Corporation's compensation philosophy is based on the belief that compensation of its executive officers and key employees should be linked with business strategy and operating performance. The total compensation program is designed to attract, retain and reward employees and to provide an appropriate linkage between executive compensation and the creation of shareholder value. To achieve this linkage, executive salaries and incentive bonuses are paid on the basis of the Corporation's performance.

     In addition, the grant of stock options and restricted stock awards provide an important incentive in building shareholders' wealth and aligning the interests of employees and shareholders. In total, the combination of these elements of compensation provides motivation for achieving short-term results, as well as building and enhancing the long-term interests of the Corporation and its shareholders.

Independent Compensation Consultant Review

     The Committee periodically uses the services of an independent compensation consultant to evaluate Mr. Carpenter's total compensation package and to measure competitive status of the Corporation's compensation programs. The Committee's consultant periodically updates and reviews the total compensation packages of Mr. Carpenter and the next four highest-paid executive officers and compares them with a group of peer companies.

     The companies used for comparison represent organizations that, individually and collectively, participate in the spectrum of industries in which the Corporation is involved. The specific group is comprised of manufacturing companies which are of similar size, structure, product offerings or location and are participants in national compensation databases that permit compensation comparisons on an ongoing basis. The individual companies are chosen by the independent consultant after consultation with the Corporation's management and members of the Committee. These companies are all represented in the S&P Cap Goods Index with the only exception being certain organizations whose activities the Committee believes are particularly relevant for comparison to the Corporation.

     After review of these and other compensation resources, the consultant concluded, and the Committee and Board concurred, that the Corporation's compensation package and processes were competitive and appropriate. Based on this review, base salary recommendations for 1994 were developed.


Base Salary

     The Committee annually establishes base salaries for the Corporation's senior executives by review of recommendations submitted by the Chief Executive Officer and the Corporation's senior Human Resources executive.
The Committee approves or modifies, as it deems appropriate, the base salary plan developed by the Human Resources staff. This plan is based on industry, peer group, and national compensation surveys.

     The Corporation maintains access to several national compensation databases that are gathered, updated, and published annually by well known compensation consulting firms. Most of the 106-company S&P Cap Goods Index, selected by the Corporation as an index utilized to illustrate the comparisons in the five-year cumulative total return performance graph shown on page 19, are included in one or more of these national databases.

     With the primary objective of creating and maintaining a compensation program that attracts, retains and motivates the best executive talent available, the Committee considers several sets of factors when determining base salaries for the Corporation's senior executives. It first reviews the data provided from the surveys to determine the general midrange of salaries for positions of similar responsibility in companies of like size, structure, product offerings or location. From this basis the Committee considers the perceived quality of the individual's performance as well as the complexity of the position's individual responsibilities and accountabilities.

     The attainment of the specific goal of planned earnings-per-share is the factor most heavily weighed in the cases of the Chief Executive Officer and his executive staff. In 1993, certain adverse events caused the Corporation to finish slightly below its planned earnings-per-share goal. The Corporation's net income for 1993 was impacted by the divestiture of the semiconductor equipment operations as well as the impact of the increase in the number of shares outstanding, the effects of the Corporation recording a number of one-time items in the fourth quarter, the adoption of Financial Accounting Standards Board Statement No. 112, "Employer's Accounting for Post-Employment Benefits" in the fourth quarter effective as of January 1, 1993 and the results which were achieved in less than favorable economic conditions. The Committee also weighs the value of achievement of subjective factors such as demonstrated management ability, initiative, and contributions towards the Corporation's goal of leadership within the industries in which it competes. Based on the foregoing factors, the executive officers in general, and Mr. Carpenter in particular, received individual increases reflecting the Committee's judgment of each individual's contribution to the achievement of the Corporation's ongoing industry leadership goal.

     The Committee also weighs, when appropriate, the value of the individual's actions during times when progress towards predetermined goals was hindered by elements outside the Corporation's and the executive's control. Such times include economic downturns and other national or global phenomena that adversely affect not only the Corporation's performance but industry overall. The Committee recognizes that the operational challenges faced during unforeseen times or events such as these are often valid reasons to modify what may otherwise be a less favorable result to the base salary decision.

     Finally, the Committee considers the individual executive's impact on those elements that contribute to increased shareholder value. The Committee considers management's focus on elements that increase shareholder value such as: sales, general and administrative expenses, inventory control, sales per employee, gross margins, return on capital, and cash flow. The Committee's discretion ultimately determines the weighing of these various factors in its final determination of base salary development or adjustment.

     Incentive Compensation Plan

     Under the Incentive Compensation Plan, key employees of the Corporation annually may be awarded bonuses determined by the Committee. Executive officers, unit presidents and virtually all senior staff managers throughout the Corporation are eligible for participation in the Incentive Compensation Plan.

     The purpose of the Incentive Compensation Plan is to recognize employees of the Corporation and its business units in significant positions who contribute materially to the success of the business by their ability, ingenuity and industry, and to reward such contributions. The Committee reviews the administration of the overall Incentive Compensation Plan, recommends to the Board of Directors the annual recommendations for executive officers, and determines the appropriate reward to be recommended to the Board of Directors for the Chairman.

     Business unit performance is measured against goals for operating income, return on capital and cash flow, while corporate performance is measured against earnings-per-share goals. The combined achievement of business unit goals along with overall corporate initiatives reflecting management's tactical overview during the year results in the earnings-per-share of the Corporation. The bonuses awarded to the executive officers in general, and Mr. Carpenter in particular, reflect the results of individual unit and corporate performance goals as well as the Committee's subjective judgment with respect to each individual's contribution to the achievement of applicable goals.

     At the beginning of each year the Committee approves corporate goals that provide the basis for the payment of awards. Utilizing information from industry, peer group and national compensation surveys, each participant has a competitive "target" percentage of total salary paid based on the individual's salary grade level. At the end of the operating year, the Committee reviews the Corporation's performance against the goals. "Target" awards for individuals are adjusted up or down to reflect the actual results of the Corporation or business unit and are further dependent upon the individual's contribution during the year.

     In 1994, most of the Corporation's continuing operating units achieved or exceeded individual measurement goals. Some units received no award based on their failure to attain their goals. Overall, the Corporation exceeded its earnings-per-share goal, and awards for corporate executives were formulated on that basis. The Incentive Compensation Plan is among the strongest linkages between individual performance and shareholder value over the short term.

Stock Option/Restricted Stock

     In 1991, the Corporation discontinued the cash awards under the Long Term Incentive Plan. The Committee decided at that time to emphasize the grant of stock options to Mr. Carpenter and the other executive officers as a long-term incentive program in place of the cash incentive units under the discontinued Long Term Incentive Plan. In addition, the Committee began granting restricted stock to certain employees. The new program is intended to create long-term incentives to increase shareholder value.

During 1994, 1993 and 1992, an aggregate of 779,000 shares subject to "new" stock options was granted to executive officers and Unit Presidents (see footnote (3) to the Summary Compensation Table on page 13 for more information), and an aggregate of 35,950 shares of restricted stock was awarded to certain employees, including certain executive officers (see footnote (2) to the Summary Compensation Table on pages 12 and 13 for more information).

Stock Ownership Guidelines

     In 1993, the Committee, based upon management recommendations and in consultation with an independent compensation consultant, considered and acted upon several matters relating to stock ownership guidelines for executive officers and Unit Presidents.

     The Committee established ownership guideline levels of General Signal stock for executive officers and Unit Presidents. The guidelines are calculated by reference to the value of the Corporation's shares as a multiple of base salary: four times for the Chairman and Chief Executive Officer, three times for the President and Senior/Executive Vice Presidents, two times for Vice Presidents and one time for Unit Presidents. Individuals are expected to have progressed at least halfway toward the goal within three years, and if the target is not reached in five years, incentive compensation bonuses will be paid in restricted stock until the ownership level is achieved. The shares held by an individual in the Corporation's Savings Plan, in "phantom stock units" under the Deferred Compensation Plan discussed below, or outright, will be included. However, unexercised stock options will not be included in meeting the ownership goal.

     The Committee approved stock option grants to executive officers and Unit Presidents in 1993 and 1994. The level of grants to executives was determined in a manner similar to the method used for development of base salary. Competitive data from industry, peer group and national surveys of long-term incentive plans were examined and implemented at the midrange of positions of similar responsibility in companies of like size, structure, product offerings or location.

     In addition, the Committee approved the implementation of a replacement ("reload") provision for unexercised stock options to encourage the early exercise and holding of stock option shares by executives subject to the ownership guidelines. Under this feature, a replacement option is granted when an optionee exercises a stock option by surrendering shares of Common Stock which the optionee already owns in payment of the exercise price. The replacement option covers the number of shares surrendered in the option exercise (including shares for applicable taxes) and has an exercise price equal to the market price on the date of exercise. The expiration date of the replacement option is the same as the expiration date of the option that was exercised. The replacement option becomes exercisable one year from the date the original option was exercised; provided, however, that the replacement option will be forfeited if the shares acquired on the exercise of the original option are sold for cash prior to holding them for at least one year.

     The Deferred Compensation Plan was also established in 1993. It offers the choice for executives subject to the ownership guidelines to defer certain compensation on a pre-tax basis to make up benefits (including matching contributions) lost due to restrictions on the Savings Plan imposed by the Code. The matching contributions will be forfeited in the event the employee leaves the employ of the Corporation for any reason, other than death or disability, prior to one year from the date such matching contributions are allocated to the employee's account. The compensation deferred will be credited in "phantom stock units" of the Corporation based on the value of shares of Common Stock of the Corporation, except that at age 62 a participant may convert all or part of the "phantom stock units" in this portion of the Plan into a Fixed Income Balance (which is the investment equivalent of an investment in the Fixed Income Fund under the Savings Plan).

     The Deferred Compensation Plan also permits the deferral of all or part of the incentive compensation bonuses into "phantom stock units" with the Corporation contributing an amount equal to 10% of the deferral, also in "phantom stock units", which deferral and 10% contribution will be forfeited in the event the employee leaves the employ of the Corporation for any reason, other than death or disability, prior to one year from the date of the deferral. The value of the "phantom stock units" at the time of distribution is payable in cash. The "phantom stock units" under both portions of this Plan are subject to certain restrictions and count toward the ownership guidelines.

     The Committee believes that the various stock incentive programs implemented as vehicles for achieving meaningful executive stock ownership requirements provide a primary means of relating the interests of executives to the interests of shareholders. This results in substantial personal investment tied to the performance of the Corporation's shares so that the linkage of executives to shareholders is significant.

Corporate Performance and CEO Compensation

     Edmund M. Carpenter's salary was $776,923 and his incentive compensation bonus was $600,000 for a total of $1,376,923 for 1994. As indicated in the prior discussion of base salaries, Mr. Carpenter's base salary was determined on the basis of individual performance and is a reflection of the substantial progress made during his tenure in the repositioning of the Corporation. The determination of his 1994 incentive compensation bonus was based on the level of achievement of the earnings-per-share goal and the progress in carrying out the Corporation's objectives and strategies.

     The Corporation's net income for 1994 was impacted by the planned divestiture of two businesses, the failed bid for Reliance Electric Company which provided $50 million in termination fees, fourth quarter charges of $46 million to benefit continuing operations and four bolt-on acquisitions. The salary and incentive compensation levels of the other executive officers were determined on the same principles.

Internal Revenue Code Section 162(m) - Implications for Executive Compensation

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to any of the executive officers named in the Summary Compensation Table. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Corporation's policy is to maximize the deductibility of executive compensation so long as deductibility is compatible with the more important objective of maintaining competitive and motivational total compensation based on performance. To this end, the Board of Directors is recommending shareholder approval of a performance-based incentive compensation plan for senior executives (see Proposal 2 for a description of the proposed General Signal Corporation Senior Executive Incentive Compensation Plan on pages 25 and 26).

Committee Conclusion

     The Committee believes that the caliber and motivation of the Corporation's employees and the quality of their leadership determines the Corporation's in long-term performance. The Committee further believes that it is in the shareholders' interests to compensate executives well when performance meets or exceeds high standards set by the Board, so long as there is an appropriate downside risk to compensation when performance falls short of such high standards. The Committee believes that the Corporation's current compensation program meets these requirements and is deserving of shareholders' support.

  This report is respectfully submitted by the Committee, composed of:
     Ronald E. Ferguson, Chairman
     Ralph E. Bailey
     John P. Horgan
     Richard J. Kogan
     John R. Selby

                         PROPOSAL 2 - APPROVAL OF
                      THE GENERAL SIGNAL CORPORATION
               SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN

Introduction

     On March 16, 1995, the Board of Directors, acting on the recommendation of the Personnel and Compensation Committee of the Board of Directors, adopted, subject to shareholder approval, the General Signal Corporation Senior Executive Incentive Compensation Plan (the "Plan") effective as of January 1, 1995. Eligibility under this Plan will be limited to the Chief Executive Officer and any individuals employed by the Corporation at the end of any calendar year who appear in the Summary Compensation Table of the Corporation's Annual Proxy Statement to Shareholders for that year. It is intended that awards under this Plan based solely on the achievement of financial objectives will be treated as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code that will qualify for exclusion under the $1 million limitation on deductibility of executive compensation.


Summary of the Plan

     The full text of the Plan is set forth in Appendix A to this Proxy Statement. The following summary of certain of its provisions is qualified in its entirety by reference to the Plan.

     The Plan will be administered by a committee (the "Committee") comprised of members of the Board of Directors who are "outside directors" within the meaning of Section 162(m) of the Code, and who are not eligible to participate or to receive any benefits pursuant to the Plan. The Board of Directors has authorized the Personnel and Compensation Committee to serve as the Committee.

Under this Plan, each participant will be eligible to receive a share of an incentive compensation pool; provided, however, that the Committee will have full discretion to reduce or eliminate the share for any participant for any plan year. The incentive compensation pool for any plan year will equal 5% of operating earnings of the Corporation for that plan year, and it will be based on reported operating earnings in the Corporation's financial statements included in the Corporation's Annual Report to Shareholders. The financial statements will be prepared in accordance with generally accepted accounting principles and will be audited by the Corporation's external auditors. For purposes of this Plan, reported operating earnings may be adjusted to exclude or include items of an unusual, non-recurring or extraordinary nature as will be specifically defined by the Committee prior to the end of the first quarter of the plan year. In the event that the Committee pays out less than the amount of the incentive compensation pool for any plan year, the amount which is not paid out may, at the Committee's sole discretion, be added to the incentive compensation pool that is available for any subsequent plan year or years. Each participant will be eligible to receive a maximum award of 30% of the incentive compensation pool for the applicable plan year.

     By the end of the first quarter of each plan year, the Committee will approve the amount of each participant's share of the incentive compensation pool. Following each plan year, the Committee will certify the total amount of the incentive compensation pool. In determining the amount to be paid to a participant, the Committee will consider a number of performance factors based on individual merit and on the level of achievement of the earnings-per-share goal and the progress in carrying out the Corporation's objectives and strategies. Awards under the Plan will be paid in cash as soon as practicable after the plan year, except to the extent deferred pursuant to the General Signal Corporation Deferred Compensation Plan.

     If the Plan had been in effect for 1994, the incentive compensation pool would have been $8.6 million, and the maximum individual award would have been $2.6 million. The actual awards that would have been determined by the Committee for 1994 under this Plan would have been the actual awards determined under the Corporation's Incentive Compensation Plan so that the participants would have received the same bonus amount set forth opposite their names for calendar year 1994 in the Summary Compensation Table on page 12.


     The Board of Directors believes that the proposal to approve the General Signal Corporation Senior Executive Incentive Compensation Plan will be in the best of interests of the Corporation and its shareholders and recommends that you vote FOR the proposal. A favorable vote of a majority of all the votes cast at the meeting in person or by proxy is required for approval of the General Signal Corporation Senior Executive Incentive Compensation Plan.


               PROPOSAL 3 - AUTHORIZATION OF APPOINTMENT OF
                            INDEPENDENT AUDITORS

     The Board of Directors recommends that Ernst & Young LLP be appointed as independent auditors for 1995. Submission of the selection to shareholders is not required. The Board of Directors will reconsider the selection if it is not approved by a majority of all the votes cast at the meeting in person or by proxy.

     Ernst & Young LLP has served as the Corporation's independent auditors since 1992. It is expected that representatives of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

     During 1994, Ernst & Young LLP performed various professional services in connection with its audit of the financial statements of the Corporation and its consolidated subsidiaries, including assistance and consultation in connection with filings with the Securities and Exchange Commission, audits of certain employee benefits plan financial statements, attendance at Audit Committee meetings and consultation in connection with various business, accounting and tax matters.

     The Board of Directors recommends that shareholders vote FOR the approval of the proposal to authorize the Board of Directors to appoint Ernst & Young LLP to serve as independent auditors for 1995.


             COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     The Corporation believes that during 1994 its executive officers and directors have complied with all of the Securities Exchange Act of 1934 filing requirements of Section 16(a).


                               OTHER MATTERS

     The management is not aware that any matters other than those set forth herein will be presented for action at the Annual Meeting. However, if any other matter should properly come before the meeting, the persons authorized by the accompanying proxy will vote and act with respect thereto according to their best judgment in the interest of the Corporation.

                           SHAREHOLDER PROPOSALS

     In order for shareholder proposals for the 1996 Annual Meeting of Shareholders to be eligible for inclusion in the Corporation's proxy statement, they must be received by the Corporation at its principal office in Stamford, Connecticut, no later than November 22, 1995.

                             March 21, 1995

                                                 APPENDIX A


                        GENERAL SIGNAL CORPORATION
               SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN

1.  Purpose

     The purpose of the General Signal Corporation Senior Executive Incentive Compensation Plan (the "Plan") is to provide senior executives of General Signal Corporation and its subsidiaries (the "Corporation") with incentive compensation based upon the achievement of established performance goals.


2.  Administration

     The Plan shall be administered by a committee of not less than three (3) members appointed annually by the Board of Directors (the "Committee"). The Committee, which may but need not be the Personnel and Compensation Committee, shall be composed of members of the Board of Directors who are "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code (the "Code"), and who are not eligible to participate or to receive any benefits pursuant to the Plan.

     The Committee shall have full power to administer and interpret the Plan and to establish rules for its administration. The Committee may designate employees of the Corporation to act in its behalf to engage in daily administration of the Plan. The Committee, in making any determination under or referred to in the Plan shall be entitled to rely on opinions, reports or statements of officers or employees of the Corporation and other entities and of counsel, public accountants and other professional expert persons.


3.  Eligibility

     Eligibility for the Plan shall be limited to the Chief Executive Officer of the Corporation and any other individual employed by the Corporation at the end of any Plan Year who appears in the Summary Compensation Table of the Corporation's Proxy Statement to Shareholders for that Plan Year.
Individuals eligible to participate in the Plan are herein called
"Participant(s)".


4.  Awards

     Each Participant shall be eligible to receive a share of an incentive compensation pool; provided, however, that the Committee shall have full discretion to reduce or eliminate the share for any Participant for any Plan Year. The incentive compensation pool for any Plan Year shall equal 5% of operating earnings of the Corporation for that Plan Year, and it shall be based on reported operating earnings in the Corporation's financial statements included in the Corporation's Annual Report to Shareholders. The financial statements shall be prepared in accordance with generally accepted accounting principles and shall be audited by the Corporation's external auditors. For purposes of this Plan, reported operating earnings may be adjusted to exclude or include items of an unusual, non-recurring or extraordinary nature as shall be specifically defined by the Committee prior to the end of the first quarter of the Plan Year. In the event that the Committee pays out less than the amount of the incentive compensation pool for any Plan Year, the amount which is not paid out may, at the Committee's sole discretion, be added to the incentive compensation pool that is available for any subsequent Plan Year or Years. Each Participant shall be eligible to receive a maximum award of 30% of the incentive compensation pool for the applicable Plan Year.

     By the end of the first quarter of each Plan Year, the Committee shall approve the amount of each Participant's share of the incentive compensation pool. Following each Plan Year, the Committee shall certify the total amount of the incentive compensation pool. In determining the amount to be paid to a Participant, the Committee shall consider a number of performance factors based on individual merit and on the level of achievement of the earnings-per-share goal and the progress in carrying out the Corporation's objectives and strategies. Awards under the Plan shall be paid in cash as soon as practicable after the Plan Year, except to the extent deferred pursuant to the General Signal Corporation Deferred Compensation Plan.


5.  Miscellaneous Provisions

     Amendment of the Plan. The Board of Directors shall have the right to suspend or terminate this Plan at any time and may amend or modify the Plan prior to the beginning of any Plan Year.

     Assignment or Transfer. No opportunity shall be assignable or transferable by a Participant.

     Costs and Expenses. The costs and expenses of administering the Plan shall be borne by the Corporation and shall not be charged against any Participant.

     Effect on Employment. Nothing contained in this Plan or any agreement related hereto or referred to herein shall affect or be construed as affecting, the terms of employment of any Participant except to the extent specifically provided herein or therein. Nothing contained in this Plan or any agreement related hereto or referred to herein shall impose, or be construed as imposing, any obligation on (a) the Corporation to continue the employment of any Participant and (b) any Participant to remain in the employ of the Corporation.

     Effective Date. Subject to shareholder approval, this Plan shall be effective as of January 1, 1995.

     Governing Law. The Plan shall be governed by the laws of the State of New York and applicable federal laws.

     Other Incentive Plans. The adoption of the Plan does not preclude the adoption by appropriate means of any other incentive plan for employees.

     Plan Year. "Plan Year" means the calendar year commencing January 1, 1995, and each calendar year thereafter.

     Taxation. The Corporation shall have the right to deduct from any award to be paid under the Plan any federal, state or local taxes required by law to be withheld with respect to such payment.

                                       General Signal Corporation
                                       One High Ridge Park
                                       P.O. Box 10010
                                       Stamford, Connecticut  06904
                                       203-329-4100

                                                     Appendix B



                     GENERAL SIGNAL CORPORATION
   ONE HIGH RIDGE PARK, P. O. BOX 10010, STAMFORD, CONNECTICUT 06904

                PROXY/VOTING INSTRUCTION CARD

              ANNUAL MEETING--April 20, 1995
     This Proxy Is Solicited on Behalf of the Board of Directors

The undersigned shareholder hereby appoints EDMUND M. CARPENTER, MICHAEL D. LOCKHART and EDGAR J. SMITH, JR., and each of them, the proxies and attorneys of the undersigned to vote all shares of Common Stock which the undersigned is entitled to vote at the 1995 Annual Meeting of Shareholders of General Signal Corporation, or any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting and Proxy Statement, as set forth on the reverse hereof, and in their discretion on such other business as may properly come before the meeting or any adjournment. This proxy when properly executed will be voted in the manner directed herein by the shareholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.
For Participants in the General Signal Corporation Savings and Stock Ownership Plan or the General Signal Limited Savings and Stock Ownership Plan (the "Plans"): As to those shares of Common Stock, if any, that are held for me in such Plans, I instruct the Trustee of the applicable Plan to sign a proxy for me in substantially the form set forth above and on the reverse side. The Trustee shall mark the proxy as I specify. Where I do not specify a choice, my shares will be voted in the same proportion as the Trustee votes the shares for which it receives instructions.
                   (Continued, and to be dated and signed, on reverse side)


                         P.O. BOX 11135
                         NEW YORK, N.Y.  10203-0135

The Board recommends a vote FOR Proposals 1, 2 and 3.

1. ELECTION OF DIRECTORS   FOR ALL NOMINEES                WITHHOLD AUTHORITY
                           LISTED BELOW                    (to vote for all
                                                           nominees below) /
/

                           EXCEPTIONS* (as indicated
                           to the contrary below)        /  /

Van C. Campbell, Edmund M. Carpenter, Richard J. Kogan and Michael D. Lockhart

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name on space provided below.)
*Exceptions____________________________________________________________

2.APPROVAL OF THE GENERAL SIGNAL CORPORATION SENIOR EXECUTIVE INCENTIVE
  COMPENSATION PLAN.
  FOR  /  /         AGAINST / /          ABSTAIN / /

3. APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE CORPORATION.
   FOR  /  /         AGAINST /  /        ABSTAIN /  /

4. IN ACCORDANCE WITH THEIR DISCRETION ON ANY OTHER MATTERS OR PROPOSALS WHICH MAY PROPERLY COME BEFORE THE MEETING.

   Please check box if you want your voting instructions to be confidential pursuant to the Corporation's confidential voting policy described in
   the 1995 Proxy Statement.          YES /  /          NO /  /

                                                  Address Change
                                                  Mark Here        /  /

                        (Signatures should conform exactly to name shown on this proxy. Executors, admin-istrators, guardians, trustees, attorneys and officers signing for corporations should give full title.)

                       Dated:_______________________________,1995
                       Signed:_______________________________
                              _______________________________


            /  /  Please check box if you plan to attend Annual
                  Meeting.

Sign, date and return the Proxy Card         Votes must be indicated
promptly using the enclosed envelope.        (x) in Black or Blue ink.
                                                                 / /

                                    INDEX


Photograph of Director, Van C. Campbell               Page 8
Photograph of Director, Edmund M. Carpenter           Page 8
Photograph of Director, Richard J. Kogan              Page 8
Photograph of Director, Michael D. Lockhart           Page 9
Photograph of Director, Ralph E. Bailey               Page 9
Photograph of Director, John P. Horgan                Page 10
Photograph of Director, Roland W. Schmitt             Page 10
Photograph of Director, Ronald E. Ferguson            Page 10
Photograph of Director, C. Robert Kidder              Page 11
Photograph of Director, John R. Selby                 Page 11
Performance Graph on Comparison of Five-Year
  Cumulative Total Return Among General Signal
  Corporation, The S&P 500 Index and The S&P
  Cap Goods Index                                     Page 19
General Signal Corporation Senior Executive
  Incentive Compensation Plan                         Appendix A
Proxy/Voting Instruction Card                         Appendix B